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EXHIBIT 21

LIST OF SUBSIDIARIES

Eldorado Resorts LLC (the "Company")

  Eldorado Capital Corp.*, a Nevada corporation (100%-owned by the Company)

  Eldorado Limited Liability Company, a Nevada limited liability company (96.12%-owned by the Company)

  Silver Legacy Joint Venture, a Nevada general partnership (50%-owned by Eldorado Limited Liability Company)

  Silver Legacy Capital Corp.* (100%—owned by Circus and Eldorado Joint Venture)

*
This corporation has no subsidiaries

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LIST OF SUBSIDIARIES